UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 19, 2012

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 19, 2012, the members and the Board of Directors (the “Board”) of Global GP LLC (the “General Partner”), the general partner of Global Partners LP (the “Partnership”), approved expanding the size of the General Partner’s Board from seven to eight directors, and the members of the General Partner elected Andrew Slifka to fill the newly created director position.  Mr. Slifka also is an Executive Vice President of the General Partner and the President of the Partnership’s Alliance Gasoline Division.  Mr. Slifka was appointed to these executive positions in connection with the Partnership’s recent acquisition of all of the membership interests in Alliance Energy LLC, described in the Partnership’s Current Reports on Form 8-K filed on November 23, 2011 and March 7, 2012, which are incorporated by reference herein.  Mr. Slifka will receive no additional compensation for his services as a director, although he will be reimbursed for out-of-pocket expenses in connection with attending meetings of the General Partner’s Board.  Mr. Slifka has not been appointed to any committee of the General Partner’s Board.

Mr. Slifka is the son of Richard Slifka, the Vice Chairman of the Board, the nephew of Alfred A. Slifka, the Chairman of the Board, and a first cousin of Eric Slifka, the President and CEO of the General Partner and a Board member.  Mr. Andrew Slifka is the direct and beneficial owner of 94,931 of the Partnership’s common units as of April 19, 2012.  In addition, Mr. Slifka has indirect and noncontrolling beneficial ownership interests in the Partnership’s common units as (1) a shareholder in AE Holdings Corp., the beneficial owner of 5,850,000 of the Partnership’s common units as of April 19, 2012; and (2) a member in Larea Holdings II LLC, the beneficial owner of 282,492 of the Partnership’s common units as of April 19, 2012. These two entities collectively own approximately 22.3% of the Partnership’s common units as of April 19, 2012.  Larea Holdings II LLC is a member of the General Partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP
	By:	Global GP LLC,
its general partner

Dated: April 24, 2012		By:	/s/ Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary